 Exhibit 99.1

Cellular Biomedicine Group (CBMG) Announces Annual Meeting of Stockholders

SHANGHAI, China and NEW YORK, NY, Mar. 28, 2019 — Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced that the Annual Meeting of Stockholders will be held on Friday, April 26, 2019. The meeting will be held at the Company’s office at 1345 Avenue of the Americas, 15th Floor, New York, NY 10105 at 9:00 a.m. EDT. Stockholders of record as of March 8, 2019, the record date for the meeting, are authorized and asked to vote in the manner directed in the proxy materials.

A stockholder, once having received his/her proxy notice and access card, may view the proxy statement and related materials online or request a printed copy at www.iproxydirect.com/CBMG. Stockholders may vote online, by mail or by phone, according to the instructions on the proxy, no later than 11:59pm, Thursday, April 25, 2019, EDT. If your shares are held in the name of a bank, broker or other nominee, please check with your bank, broker or nominee and follow the voting instructions it provides. Please send an email to sarah.kelly@cellbiomedgroup.com if you have questions about the Annual Meeting or have not received your proxy notice card by post or by email.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. (NASDAQ: CBMG) develops proprietary cell therapies for the treatment of cancer and degenerative diseases. We conduct immuno-oncology and stem cell clinical trials in China using products from our integrated GMP laboratory. Our GMP facilities in China, consisting of 12 independent cell production lines, are designed and managed according to both China and U.S. GMP standards.  Our Shanghai facility includes a ”Joint Laboratory of Cell Therapy” with GE Healthcare and a “Joint Cell Therapy Technology Innovation and Application Center” with Thermo Fisher Scientific, whose partnerships focus on improving manufacturing processes for cell therapies. The CBMG pipeline includes preclinical compounds targeting CD20-, CD22- and B-cell maturation antigen (BCMA)-specific CAR-T compounds, and T-cell receptor (TCR) and tumor infiltrating lymphocyte (TIL) technologies. A Phase IIb trial in China for Rejoin® autologous Human Adipose-derived Mesenchymal Progenitor Cell (haMPC) for the treatment of Knee Osteoarthritis (KOA) as well as a Phase I trial in China for AlloJoin™ (CBMG’s “Off-the-Shelf” haMPC) for the treatment of KOA are ongoing. CBMG is included in the broad-market Russell 3000® Index and the small-cap Russell 2000® Index, and the Loncar China BioPharma index. To learn more about CBMG, please visit www.cellbiomedgroup.com.

Contact:

Derrick C. Li
Head of Strategy and Investor Relations
+1 917 717-0994
derrick.li@cellbiomedgroup.com